February 9, 2018	Registration Statement Nos. 333-209682 and 333-209682-01; Rule 424(b)(8)

JPMorgan Chase Financial Company LLC
Structured Investments

Capped Buffered Return Enhanced Notes due July 31, 2020

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

For the avoidance of doubt, and notwithstanding anything to the contrary set forth in the amended and restated pricing supplement dated January 31, 2018, (the “amended and restated pricing supplement”), the Initial Values are the closes for the S&P 500® Index and EURO STOXX 50® Index on January 26, 2018 and are as set forth below:

Index	Bloomberg Ticker	Initial Value	CUSIP
S&P 500® Index	SPX	2,872.87	48129HA80
EURO STOXX 50® Index	SX5E	3,647.41	48129HA98

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-Error! Bookmark not defined. of the pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the amended and restated pricing supplement describing the offering and the related product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the links below. Please also see “Additional Terms Specific to the Notes” in the pricing supplement.

•	Amended and restated pricing supplement dated January 31, 2018:

https://www.sec.gov/Archives/edgar/data/19617/000095010318001192/dp86034_424b8-3p007.htm

•	Product supplement no. 4-I dated April 15, 2016:
•	http://www.sec.gov/Archives/edgar/data/19617/000095010316012644/crt_dp64831-424b2.pdf
•	Underlying supplement no. 1-I dated April 15, 2016:
•	http://www.sec.gov/Archives/edgar/data/19617/000095010316012649/crt-dp64909_424b2.pdf
•	Prospectus supplement and prospectus, each dated April 15, 2016:
•	http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

Amendment no. 1 to amended and restated pricing supplement to product supplement no. 4-I dated April 15, 2016, underlying supplement no.1-I dated April 15, 2016 and the prospectus and prospectus supplement, each dated April 15, 2016